Exhibit 21

List of Gentex Corporation Subsidiaries

1.E.C. Aviation Services, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex Corporation.

2.Gentex Holdings, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex Corporation.

3.Gentex GmbH, a German limited liability company, is a subsidiary 50% owned by Gentex Corporation and 50% owned by Gentex Holdings, Inc.

4.Gentex Japan, Inc., a Japanese corporation, is a wholly-owned subsidiary of Gentex Corporation.

5.Gentex Mirrors Ltd., a United Kingdom limited liability company, is a wholly-owned subsidiary of Gentex Corporation.

6.Gentex France, SAS, a French simplified liability corporation, is a wholly-owned subsidiary of Gentex Corporation.

7.Gentex Technologies Korea Co., Ltd., a Korean limited stock company, is a wholly-owned subsidiary of Gentex Corporation.

8.Gentex (Shanghai) Electronics Technology Co., Inc., a Chinese limited liability company, is a wholly-owned subsidiary of Gentex Corporation.

9.Gentex Technologies (Israel), Ltd., an Israeli limited liability company, is a wholly-owned subsidiary of Gentex Corporation.

10.Gentex Technologies (Canada), Inc., a Canadian limited liability company, is a wholly-owned subsidiary of Gentex Corporation.

11.GalvanEyes Partners, LLC, is a wholly-owned subsidiary of Gentex Corporation.

12.BioCenturion, LLC, a joint venture, is 50% owned by GalvanEyes Partners, LLC.

13.Gentex Technologies (Sweden) AB, a Swedish limited liability company, is a wholly-owned subsidiary of Gentex Corporation.